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                            February 25, 2021

       Samuel Masucci, III
       Chief Executive Officer
       ETF Managers Capital LLC
       30 Maple Street
       Suite 2
       Summit, NJ 07901

                                                        Re: ETF Managers Group
Commodity Trust I
                                                            Registration
Statement on Form S-1
                                                            Filed February 12,
2021
                                                            File No. 333-253090

       Dear Mr. Masucci:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance